Filed pursuant to Rule 424(b)(3)
                                     Registration Nos. 333-72948 and 33-72948-01

Prospectus Supplement No. 5 dated May 31, 2002
to Prospectus dated February 13, 2002



                                 $1,800,000,000
                      [NORTEL NETWORKS -- LOGO -- OMITTED]
                           Nortel Networks Corporation
                     4.25% Convertible Senior Notes Due 2008
                     fully and unconditionally guaranteed by

                             Nortel Networks Limited
                                       and
                           Nortel Networks Corporation
                           Common Shares Issuable upon
                             Conversion of the Notes

                                  -------------

         This prospectus supplement relates to the accompanying prospectus dated February 13, 2002 relating to the offer and sale from time to time of up to $1,800,000,000 principal amount of 4.25% Convertible Senior Notes Due 2008 of Nortel Networks Corporation (and related guarantee of Nortel Networks Limited) and the common shares of Nortel Networks Corporation issuable upon conversion of the notes. The "Selling Securityholders" section of the accompanying prospectus is hereby supplemented to include the information provided below in the table appearing in the "Selling Securityholders" section of this prospectus supplement with respect to entities not previously listed in the accompanying prospectus, or any other amendments or supplements thereto and, as indicated, to supercede the information previously included in the table appearing in the "Selling Securityholders" section of the accompanying prospectus, or any other amendments or supplements thereto.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the accompanying prospectus dated February 13, 2002 and all other amendments or supplements thereto. The terms of the notes are set forth in the accompanying prospectus dated February 13, 2002.

         Selling securityholders listed in the "Selling Securityholders" section of this prospectus supplement and any other amendments or supplements thereto may offer and sell the notes and the common shares issuable upon conversion of the notes pursuant to this prospectus supplement, the accompanying prospectus, and any other amendments or supplements thereto. Our registration of the notes (and the related guarantee) and the common shares issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or the common shares.

                             SELLING SECURITYHOLDERS

         The information provided in the table below with respect to each selling securityholder has been obtained from such selling securityholder, except the information contained under the column heading "Number of Common Shares That May Be Sold", which was calculated assuming conversion of the full amount of the notes held by the securityholder at the initial rate of 100 common shares per each $1,000 principal amount of notes.

          Credit Suisse First Boston Corporation, Goldman Sachs & Co. and TD Securities (USA), Inc. have, along with certain of their affiliates, performed in the last three years and may in the future perform financial advisory and investment banking services for us, Nortel Networks Limited and our affiliates. In addition, Credit Suisse First Boston and Credit Suisse First Boston Canada, affiliates of Credit Suisse First Boston Corporation, are the syndication agent and lender and a lender, respectively, under certain of our credit facilities, and TD Bank and Toronto Dominion Bank, affiliates of TD Securities (USA), Inc., are a lender and a co-syndication agent and lender, respectively, under certain of our credit facilities. To our knowledge, none of the other selling securityholders listed below has, or within the past three years has had, any position, office or other material relationship with us or Nortel Networks Limited.

         Based on the information provided to us by the selling securityholders, assuming that the selling securityholders sell all of the notes or the common shares beneficially owned by them that have been registered by us, the selling securityholders will not own any notes or common shares, other than the common shares appearing under the column entitled "Number of Common Shares Owned Before Offering". We cannot advise you as to whether the selling securityholders will in fact sell any or all of such notes or common shares. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the notes or the common shares issuable upon conversion of the notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, after the date on which they provided the information set forth below:


                                                                                     Number of
                                             Principal Amount   Principal Amount      Common          Number of
                                              of Notes Owned      of Notes That    Shares Owned     Common Shares
                                                  Before             May Be           Before         That May Be
                     Name                        Offering             Sold           Offering           Sold
                     ----                      ----------          ----------       ----------       ----------

    Aid Association for Lutherans(2)(3)...         $6,250,000         $6,250,000      107,770           625,000

    AIG/National Union Fire Insurance(3)..           $675,000           $675,000          -              67,500

    Alexandra Global Investment Fund 1,
         LTD.(3)..........................         $1,200,000         $1,200,000          -             120,000

    Aloha Airlines Non-Pilots Pension
         Trust(3).........................            $70,000            $70,000          -               7,000

    Aloha Pilots Retirement Trust(3)......            $40,000            $40,000          -               4,000

    Arkansas PERS(3)......................           $775,000           $775,000          -              77,500

    Bank Austria Cayman Islands, LTD(3)...         $4,025,000         $4,025,000          -             402,500

    Bay County PERS(3)....................           $100,000           $100,000          -              10,000

    Boilermakers Blacksmith Pension
         Trust(3).........................           $975,000           $975,000          -              97,500

    BSI SA, Lugano(3).....................           $400,000           $400,000          -              40,000

    C & H Sugar Company Inc. (3)..........           $105,000           $105,000          -              10,500

    CFFX, LLC(1)(3).......................         $7,000,000         $7,000,000          -             700,000

    Credit Suisse First Boston
         Corporation (1)(3)...............        $19,000,000        $19,000,000          -           1,900,000

    DeAm Convertible Arbitrage
         Fund, Ltd.(2)....................         $2,380,000         $2,380,000          -             238,000

    Drury University c/o Froley, Revy
         Investment Co., Inc.(3)..........            $30,000            $30,000          -               3,000

    Duke Endowment(3).....................           $185,000           $185,000          -              18,500

    Equity & Convertibles Fund(3).........         $1,230,000         $1,230,000          -             123,000

    Equity Income Fund(3).................           $120,000           $120,000          -              12,000

    F.R. Convt. Sec. Fn. (3)..............           $110,000           $110,000          -              11,000

    Fidelity Investments Life Insurance
         Company(2).......................           $100,000           $100,000          -              10,000

    First Mercury-Claredon National.......           $360,000           $360,000          -              36,000

    First Mercury Insurance Company(3)....           $440,000           $440,000          -              44,000

    Goldman Sachs & Co.(1)(3).............         $6,550,000         $6,550,000          -             655,000

    Hawaiian Airlines Employees Pension
         Plan-IAM(3)......................            $35,000            $35,000          -               3,500

    Hawaiian Airlines Pilots Retirement
         Plan(3)..........................            $65,000            $65,000          -               6,500

    HFR CA Select Fund....................           $500,000           $500,000          -              50,000

    Lakeshore International, LTD. (3).....        $12,000,000        $12,000,000          -           1,200,000

    Lehman Brothers Special Financing
         Inc.(2)(3) ......................       $110,000,000       $110,000,000          -          11,000,000

    Louisiana CCRF(3).....................           $125,000           $125,000          -              12,500

    Lyxor Master Fund, Ref: HW............         $5,000,000         $5,000,000          -             500,000

    MFS Total Return Fund, MFS Series
         Trust V..........................         $3,500,000         $3,500,000          -             350,000

    Nations Convertible Securities Fund(3)         $7,504,000         $7,504,000          -             750,400

    Ondeo Nalco(3)........................           $125,000           $125,000          -              12,500

    Oppenheimer Convertible Securities Fund        $6,000,000         $6,000,000          -             600,000

    Prudential High Yield Fund, Inc.(2)(3)         $5,100,000         $5,100,000          -             510,000

    Quattro Fund Ltd.(3)..................         $6,400,000         $6,400,000          -             640,000

    Ramius Capital Group(3)...............           $525,000           $525,000          -              52,500

    RCG Halifax Master Fund, LTD(3).......           $675,000           $675,000          -              67,500

    RCG Latitude Master Fund, LTD(3)......         $2,000,000         $2,000,000          -             200,000

    RCG Multi Strategy, LP(3).............         $1,375,000         $1,375,000          -             137,500

    Southern Farm Bureau Life Insurance(3)           $750,000           $750,000          -              75,000

    Starvest Combined Portfolio(3)........           $725,000           $725,000          -              72,500

    Starvest Managed Portfolio(3).........            $25,000            $25,000          -               2,500

    State of Oregon/Equity(3).............         $3,475,000         $3,475,000          -             347,500

    State of Oregon/SAIF Corporation(3)...         $2,407,000         $2,407,000          -             240,700

    TD Securities (USA) Inc.(1)(3)........         $5,500,000         $5,500,000          -             550,000

    The Philanthropic Pension.............           $210,000           $210,000          -              21,000

    The Prudential Insurance Company of
         America(2)(3)....................         $6,890,000         $6,890,000          -             689,000

    TQA Master Plus Fund, Ltd.(3).........         $2,500,000         $2,500,000          -             250,000

    Zazove Convertible Arbitrage Fund L.P.           $500,000           $500,000          -              50,000

    Zazove Global Convertible Fund L.P....           $210,000           $210,000          -              21,000

    Zurich Institutional Benchmarks
         Management c/o Quattro Fund......         $1,600,000         $1,600,000          -             160,000

-------------------

         (1) These selling securityholders have identified themselves as registered broker-dealers and, accordingly, underwriters. Please see the "Plan of Distribution" section of the accompanying prospectus for required disclosure regarding these selling securityholders.

         (2) These selling securityholders have identified themselves as affiliates of registered broker-dealers. Please see the "Plan of Distribution" section of the accompanying prospectus for required disclosure regarding these selling securityholders.
          (3) The information relating to this selling securityholder supercedes the information which was previously included in the accompanying prospectus or any other amendments or supplements thereto.

         We refer you to the "Selling Securityholders" section of the accompanying prospectus for additional information.

         We have been advised by each of the following selling securityholders that such selling securityholder no longer holds any of the notes or common shares issuable upon conversion of the notes and that the information which was previously included in the accompanying prospectus or any of the amendments or supplements thereto under the caption "Selling Securityholders" is no longer relevant.


   Allegheny Technologies Inc. Pension Plan         Lipper Offshore Convertibles L.P.

   CitiSAM Fund Ltd.                                Lipper Convertibles Series II L.P.

   Clinton Multistrategy Master Fund, Ltd.          Maryland State Retirement Fund

   Clinton Riverside Convertible Portfolio Limited  Morgan Stanley Dean Witter
                                                      Convertible Securities Trust

   Colgate-Palmolive Company Retirement Trust       Nations Equity Income Fund

   Commonwealth Professional Assurance Co.
       c/o Income Research & Management             NMS Services (Cayman) Inc.

   Convertible Securities Fund                      Pacific Life Insurance

   Delta Airlines Inc. Retirement Plan              Pitney Bowes Retirement Fund

                                                    Principal Investors Fund, Inc. -
   DNB Investment                                     Principal Partners Large Cap
                                                        Blend Fund, Inc.

   Federated Equity Funds -                         Principal Investors Fund, Inc. -
     Federated Capital Appreciation Fund              Partners Large Cap Blend Fund

   First Union Securities Inc.                      Rhapsody Fund, LP

   Golden Rule Insurance Company                    State of Florida Division of
                                                      Treasury

   Grace Brothers Ltd.                              TD Securities Inc.

   Grace Brothers Management LLC                    The Class I C Company

   Hawaiian Airlines Pension Plan
        for Salaried Employees                      The U.S. High Yield Fund, SICAV

   Highbridge International LLC                     Tufts Associated Health Plan
                                                      c/o Income Research & Management

   IMF Convertible Fund                             UBS O'Connor LLC F/B/O UBS Global
                                                      Convertible Portfolio

   Investcorp SAM Fund Ltd.                         UBS O'Connor LLC F/B/O UBS Global
                                                      Equity Arbitrage Master LTD.

   Julius Baer Multibond Convertbond                University of Massachusetts c/o Income
                                                      Research & Management

   Kredietbank Luxembourg -                         Victory Capital Management - Charitable
     V.E. Global Pf./Convertible FD.                   Income Fund

   L.A. Fire and Police Pension Fund                Victory Capital Management - Georgia
                                                       Municipal Employees Retirement Trust Fund

   Libertyview Fund LLC                             Victory Capital Management -
                                                      Key Trust Fixed Income Fund

   Libertyview Global Volatility Fund               Victory Capital Management -
                                                      Union Security Life Insurance Co.

   Lipper Convertibles L.P.                         Y & H Soda Foundation

                                                    Zurich Institutional Benchmarks Master Fund Ltd.
                                                      c/o SSI Investment Management Inc.